FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 5, 2004

Contacts:	Paris G. Reece III	Rachel L. Neumann
	Chief Financial Officer	Communications Director
	(303) 804-7706	(303) 804-7729
	greece@mdch.com	rlneumann@mdch.com

M.D.C. HOLDINGS REPORTS THIRD QUARTER
HOME ORDERS, HOME CLOSINGS AND QUARTER-END BACKLOG

•	Quarterly orders for 2,925 homes

•	Record 3,558 homes closed, 14% above last year

•	Backlog of 8,166 homes, with an estimated sales value of $2.48 billion

     DENVER, Tuesday, October 5, 2004 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced that it received orders, net of cancellations, for 2,925 homes and 11,586 homes, respectively, during the third quarter and first nine months of 2004, compared with net orders for 2,910 homes and 9,940 homes during the same periods in 2003. Home orders were particularly strong in Arizona, up 26%, and the Company received year-over-year increases in third quarter home orders from each of its newest markets in Utah, Texas and Florida.

     Third quarter 2004 home orders were lower in Nevada and California, compared with the same period in 2003, as the extraordinary sales pace experienced in a number of communities in these markets over the last year have settled to more normal levels. During the quarter, the Company generally was able to maintain the significant price increases realized in these communities earlier in the year, while experiencing only modest year-over-year additions to the number of home order cancellations and finished unsold homes in these markets. Also contributing to reduced home orders in Nevada were a substantially greater number of active communities in which model homes had not been completed, and more communities nearing close-out, with a limited number of homes for sale.

     MDC closed 3,558 homes and 9,553 homes, respectively, in the quarter and nine months ended September 30, 2004. These record home closing levels represent increases of 14% and 22% from the 3,113 and 7,837 homes closed, respectively, for the same periods in 2003. The Company ended the third quarter of 2004 with a backlog of 8,166 homes with an estimated sales value of $2.48 billion, 30% and 50% greater, respectively, than the backlog of 6,277 homes with an estimated sales value of $1.65 billion at September 30, 2003.

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M.D.C. HOLDINGS, INC.

     Consistent with its press release dated September 22, 2004, the Company confirmed that its earnings per share for the 2004 third quarter is expected to exceed the high end of the range of analyst estimates at the time of $2.64. In addition, MDC confirmed that its earnings per share for the fourth quarter of 2004 should exceed significantly the high end of the range of analyst estimates at the time of $3.00. The Company also maintains that it will close over 4,400 homes in the fourth quarter, with home closings for the full year to exceed 14,000.

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. MDC also has established operating divisions in Dallas/Fort Worth, Houston, Jacksonville, West Florida, Philadelphia/Delaware Valley and Chicago. For more information about our Company, please visit www.richmondamerican.com.

     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control. Additional information about the risks and uncertainties applicable to the Company’s business is contained in the Company’s Form 10-Q for the quarterly period ended June 30, 2004, which was filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
Orders For Homes, net (units)	2004	2003	2004	2003
Arizona	951	757	3,104	2,667
California	311	440	1,764	1,481
Colorado	521	525	1,811	2,008
Florida	93	3	292	3
Illinois	5	—	8	—
Maryland	52	82	255	308
Nevada	454	704	2,411	2,061
Philadelphia/Delaware Valley	1	—	1	—
Texas	152	75	647	194
Utah	187	106	573	292
Virginia	198	218	720	926

Total	2,925	2,910	11,586	9,940

Cancellation Rate	30.6%	29.2%	23.6%	24.8%

Homes Closed (units)
Arizona	808	833	2,343	2,067
California	631	503	1,642	1,418
Colorado	583	736	1,603	1,970
Florida	96	12	251	12
Maryland	90	70	251	214
Nevada	690	578	1,887	1,359
Texas	222	56	440	95
Utah	188	84	416	193
Virginia	250	241	720	509

Total	3,558	3,113	9,553	7,837

Backlog (units)	September 30,	September 30,
	2004	2003
Arizona	2,094	1,676
California	1,241	985
Colorado	942	995
Florida *	685	130
Illinois	8	—
Maryland	273	282
Nevada	1,410	1,052
Philadelphia/Delaware Valley	1	—
Texas	350	115
Utah	308	149
Virginia	854	893

Total	8,166	6,277

Backlog Estimated Sales Value	$2,480,000	$1,650,000

Estimated Average Selling Price of Homes in Backlog	$303.7	$262.9

Active Subdivisions at Beginning of Month	228	191

* 2004 includes 540 homes in backlog acquired from Watson Home Builders, Inc. in Jacksonville.